Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-effective Amendment No. 1 to the Registration Statement (Form S-1 on Form S-3 No. 333-252868) and related Prospectus of Skillz Inc. for the registration of shares of its common stock and warrants to purchase shares of common stock and to the incorporation by reference therein of our reports dated March 1, 2022, with respect to the consolidated financial statements of Skillz Inc., and the effectiveness of internal control over financial reporting of Skillz Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
April 6, 2022